UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 21, 2009

Commission File Number: 000-53461

MANTRA VENTURE GROUP LTD.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Election of Directors

On September 21, 2009, Mantra Venture Group Ltd. (the “Company”) officially appointed Shawn Kim and John Russell to the Company’s Board of directors.  Mr. Kim and Mr. Russell were elected by holders of 67.3% of the Company’s voting securities on July 10, 2009 through written consent in lieu of a meeting.

The Company filed with the SEC, and distributed to its shareholders, a Definitive Information Statement on Form 14C on August 31, 2009.  After waiting the requisite 20 days after the filing and mailing of the Form 14C, the Company’s board of directors, approved the appointments of Mr. Kim and Mr. Russell.

There are no arrangements or understandings between the new directors and any other persons pursuant to which the new directors were selected as directors of the Company.

Mr. Kim entered into a director agreement with the Company on June 8, 2009, to the effective upon Mr. Kim’s official appointment to the Company’s board of directors.  Pursuant to the terms of this agreement Mr. Kim received options to purchase 200,000 shares of the Company’s common stock at a price of $0.24 per share in consideration for fulfilling his duties as one of the Company’s directors for a period of 12 months.  The options expire the earlier of September 21, 2010, 5 days after Mr. Kim resigns from the Company’s board of directors or after the Company’s common shares end trading at a price of $0.50 per share for a period of 5 trading days.

Mr. Russell entered into a director agreement with the Company on June 8, 2009, to the effective upon Mr. Russell’s official appointment to the Company’s board of directors.  Pursuant to the terms of this agreement Mr. Russell received options to purchase 33,333 shares of the Company’s common stock at a price of $0.24 per share in consideration for fulfilling his duties as one of the Company’s directors for a period of 60 days.  The options expire the earlier of September 21, 2010, 5 days after Mr. Russell resigns from the Company’s board of directors or after the Company’s common shares end trading at a price of $0.50 per share for a period of 5 trading days.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Director Agreement with Shawn Kim dated June 8, 2009

Exhibit 10.2	Director Agreement with John Russell dated June 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2009	MANTRA VENTURE GROUP LTD.
(Registrant)

By: /s/ Larry Kristof
Larry Kristof
President and Chief Executive Officer, Director